TRIMARAN FUND MANAGEMENT, L.L.C.

1325 Avenue of the Americas

34th Floor

New York, NY 10019

Jay R. Bloom

c/o Trimaran Capital Partners

1325 Avenue of the Americas

34th Floor

New York, NY 10019

Dean C. Kehler

c/o Trimaran Capital Partners

1325 Avenue of the Americas

34th Floor

New York, NY 10019

HBK Caravelle, L.L.C.

1325 Avenue of the Americas

34th Floor

New York, NY 10019

February 29, 2012

Re:   KCAP Common Stock Held in Escrow

Gentlemen:

Reference is made to (A) that certain Purchase and Sale Agreement, dated as of the date hereof, by and among Kohlberg Capital Corporation (“KCAP”), a Delaware corporation, Commodore Holdings, L.L.C., a Delaware limited liability company (“Commodore”), Trimaran Advisors, L.L.C., a Delaware limited liability company, HBK Caravelle, L.L.C., a Delaware limited liability company (“HBK”), Trimaran Fund Management, L.L.C., a Delaware limited liability company (“TFM”), Jay R. Bloom (“Bloom”) and Dean C. Kehler (“Kehler”) (the “Purchase Agreement”). All initially capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (B) that certain Escrow Agreement (the “Escrow Agreement”), dated as of the date hereof, by and among Commodore, HBK, TFM, Bloom, Kehler and The Bank of New York Mellon (the “Escrow Agent”), pursuant to which the Escrow Agent holds 1,800,000 shares of common stock, par value $0.01 per share, of KCAP (“the “Escrow Shares”). All initially capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or the Escrow Agreement, as applicable.

1.	Each time TFM receives from the Escrow Agent a notice, pursuant to Section 2 of the Escrow Agreement, that a voting right or discretionary action is pending with respect to the Escrow Property, TFM shall promptly communicate such notice to each of Bloom and Kehler. Each of Bloom and Kehler shall have the right, but not the obligation, to respond to any such notice by directing TFM to instruct the Escrow Agent to exercise the voting rights of up to 50% of the Escrow Property. Upon receipt of such instructions from either of Bloom or Kehler, TFM shall use its commercially reasonable efforts to deliver written instructions to the Escrow Agent (“Voting Instructions”), addressed as Escrow Agent may from time to time request, not later than noon at least two (2) Business Days (as defined in the Escrow Agreement) prior to the last scheduled date to act with respect to such securities (or such earlier date or time as Escrow Agent may notify TFM). Any Voting Instructions delivered by TFM to the Escrow Agent shall be consistent with the relevant instructions provided to TFM by either Bloom or Kehler, as applicable. TFM shall not deliver Voting Instructions with respect to any voting rights of Escrow Property with respect to which TFM has not received instructions from Bloom or Kehler, as applicable.

2.	If (A) any Escrow Property is to be released to TFM or HBK pursuant to the terms of the Escrow Agreement and (B) TFM is entitled to direct the release of such Escrow Property, then TFM shall use commercially reasonable efforts to instruct the Escrow Agent to deliver fifty percent (50%) of such Escrow Property to each of Bloom and Kehler unless otherwise directed in writing by the applicable recipient of such Escrow Property. To the extent any Escrow Property is delivered to TFM or HBK by the Escrow Agent, TFM or HBK, as the case may be, shall immediately transfer and assign fifty percent (50%) of such Escrow Property to each of Bloom and Kehler unless otherwise directed in writing by the applicable recipient of such Escrow Property.

3.	Any notices required or permitted pursuant to this letter agreement shall be sent to the contact information provided in Section 4 of the Escrow Agreement.

4.	Except as otherwise provided herein, this letter agreement contains the entire agreement between the parties hereto on the subject hereof, and this letter agreement may not be changed, amended, modified, or altered, except by written agreement signed by all the parties hereto. The parties hereto acknowledge that this letter agreement was drafted jointly by the parties, and its terms shall not be construed against any party.

5.	This letter agreement may be executed and delivered (including, without limitation, by facsimile transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

6.	The parties hereto agree that this letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of another jurisdiction would be required thereby.

[SIGNATURE PAGE FOLLOWS]

2

Sincerely;

TRIMARAN FUND MANAGEMENT, L.L.C.

By:	/s/ JAY R. BLOOM
Name: Jay R. Bloom
Title: Managing Director

AGREED AND ACNKOWLEDGED:

/s/ JAY R. BLOOM
Jay R. Bloom

/s/ DEAN C. KEHLER
Dean C. Kehler

HBK CARAVELLE, L.L.C.

By:	JAY R. BLOOM
Name: Jay R. Bloom
Title: Managing Member

3